SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

For Immediate Release:

Peerless Systems Questions ModusLink’s Board of Directors Faith in its
Ability to Increase Stockholder Value

Stamford, Connecticut, January 3, 2012 —  Year after year, quarter after quarter, conference call after conference call, ModusLink Global Solutions, Inc.’s (Nasdaq: MLNK) management has made repeated promises that they were confident they had the “right long term strategy in place to grow stockholder value.”  The ModusLink Board has repeatedly voted for these so called plans to increase stockholder value.  Peerless Systems Corporation (Nasdaq: PRLS) questions whether the ModusLink Board truly believed that these strategic plans were going to enhance ModusLink’s dismal common stock price performance.  “If this Board really had faith in its management team and its strategic plans, why has the Board over the past decade bought a de minimis amount of ModusLink common stock,” said Timothy Brog, Peerless’ nominee for election to the ModusLink Board of Directors.

Independent Board of Directors	Joined Company	Shares of Common Stock Purchased In The Open Market
Virginia G. Breen	2001	0
Francis J. Jules	2003	950
Michael J. Mardy	2003	10,000
Thomas H. Johnson	2006	5,000
Edward E. Lucente	2006	18,000
Joseph M. O’Donnell	2010	0
Jeffrey J. Fenton	2010	14,400
TOTAL		48,350

PEERLESS OWNERSHIP		1,059,528

The seven independent directors of ModusLink over a very long period of time have collectively purchased only 48,350 shares of ModusLink common stock, representing just 0.1% of the total outstanding shares.

What is absolutely remarkable is that Francis Jules, ModusLink ’s Chairman of the Board, who has been a director since 2003, has only bought 950 shares of common stock during the past nine years, while Virginia Breen who has been a Board member since 2001 has yet to buy a single share of ModusLink common stock.  Peerless finds this revealing especially in light of the Board’s continuous enthusiasm surrounding the Company’s year after year promises and strategic plans to increase stockholder value.  Stockholders of ModusLink should be wary of chronic promises with no results.  Peerless would have expected the independent Board, if they really believed in their turnaround plans, to have increased their ModusLink common stock ownership commensurate with their purported level of optimism, in order to participate in the potential upside at the Company that they are now touting, again, to their stockholders.

Peerless continues to question the Board’s confidence in, and commitment to, ModusLink’s future prospects, due to their virtually nonexistent personal financial stake in the Company.   Unlike Peerless and our fellow stockholders, who have risked their own money to purchase shares of ModusLink common stock, the independent Board has no “skin in the game.”  In comparison, Peerless owns 1,059,528 shares of ModusLink common stock, which is twenty times the amount of ModusLink common stock that the independent Board members in the aggregate have purchased.

IT IS TIME FOR A CHANGE!

Finally, it is important to note that a vote on management’s white proxy card against the ModusLink’s nominees is not the same thing as a vote on the GOLD proxy card in favor of Peerless’ nominees.

To support change PLEASE VOTE THE GOLD CARD today.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by the Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with THE SEC.
.
*  *  *  *  *  *  *  *

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0040